  Exhibit (a)(1)(A)
Offer to Purchase for Cash
Up to 10,000,000 Class B ordinary shares
(including Class B ordinary shares represented by American Depositary Shares)
of
QIWI PLC
at
$2.50 per share
by
Dalliance Services Company,
a wholly owned company of
Sergey Solonin
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON AUGUST 15, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).
Dalliance Services Company, a corporation incorporated under the laws of the Marshall Islands (the “Offeror”), and wholly owned by Sergey Solonin, the controlling shareholder and chairman of the board of directors of QIWI PLC, a company formed under the laws of Cyprus (the “Company”), invites the stockholders of the Company to tender up to 10,000,000 of the Company’s Class B ordinary shares having a nominal value EUR 0.0005 per share (each, a “Share,” and collectively, the “Shares”) and the Company’s Shares represented by American Depositary Shares, each representing a Share (each an “ADS” and collectively, the “ADSs”), for purchase by the Offeror in cash at a price of $2.50 per Share (including Shares represented by ADSs), less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase, dated July 19, 2022 (together with any amendments or supplements thereto, this “Offer to Purchase”), and in the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in each case as may be amended or supplemented from time to time (collectively, the “Offer”).
Only Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn will be eligible for purchase in the Offer. Upon the terms and subject to the conditions of the Offer, if 10,000,000 Shares (including Shares represented by ADSs) or less are validly tendered and not validly withdrawn, the Offeror will buy all Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn, subject to the satisfaction or waiver of the conditions to the Offer. If more than 10,000,000 Shares (including Shares represented by ADSs) are validly tendered and not validly withdrawn, the Offeror will purchase all Shares (including Shares represented by ADSs) on a pro rata basis, subject to the satisfaction or waiver of the conditions to the Offer.
The Offeror also expressly reserves the right, in its sole discretion, to change the Purchase Price and to increase or decrease the number of the Shares (including Shares represented by ADSs) sought in the Offer, subject to applicable law.See Sections 1 and 15. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that more than 10,000,000 Shares (including Shares represented by ADSs) are validly tendered, the Offeror may avail itself of the right to purchase up to an additional 2% of the outstanding Shares without extending the Expiration Time (the “2% Option”).
If the Offer is fully subscribed, subject to the 2% Option, the Offeror would purchase 10,000,000 Shares (including Shares represented by ADSs), which would represent approximately 19.1% of the Company’s issued and outstanding Shares as of April 29, 2022. The Company’s Shares outstanding as of April 29, 2022, do not include (i) Shares issuable upon exercise of existing stock options and settlement of existing restricted stock units (“RSUs”) or (ii) Shares that are reserved for future issuance under the Company’s employee equity plans.
The Offeror expects to fund the purchase of Shares (including Shares represented by ADSs) in the Offer and to pay the fees and expenses in connection with the Offer with available cash. The Offer is not subject to any financing condition and is not conditioned on any minimum number of Shares (including Shares represented by ADSs) being tendered. The Offer is, however, subject to other conditions. See Sections 2, 7 and 9.
The ADSs are listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “QIWI.” On February 28, 2022, trading in the Company’s ADSs on Nasdaq was halted (the “Trading Halt”) and the last reported sale price of the Company’s ADSs on Nasdaq was $5.67 per Share (the “Halted Price”). The Offeror has no indication that trading of the ADSs will resume on Nasdaq. The ADSs are also listed for trading on the Moscow Exchange (“MOEX”) under the symbol “QIWI.” Trading by non-Russian investors on MOEX has been significantly restricted (the “MOEX Restrictions”). The closing price of the Company’s ADSs on July 18, 2022 on MOEX was ₽284.5 per Share, or $5.03 per Share using the Central Bank of Russia’s exchange rate as of July 18, 2022 of ₽56.5616 to $1.00. The Offeror has no indication when the MOEX Restrictions will be lifted. See Section 8.
None of the Offeror, Mr. Solonin, the Depositary (as defined herein), or the Information Agent (as defined herein) makes any recommendation as to whether you should tender or refrain from tendering your Shares or Shares represented by ADSs. Neither the Offeror nor Mr. Solonin have authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares or Shares represented by ADSs and, if so, how many Shares or Shares represented by ADSs to tender.
Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
Any Shares or ADSs tendered in connection with the previously filed Issuer Tender Offer Statement on Schedule TO, filed on July 7, 2022, and amended on July 8, 2022, relating to the offer to purchase $25.0 million in value of the Shares and ADSs of the Company at price of not less than $2.20 and not greater than $2.70 per Share (the “Previous Offer”) pursuant to the terms of an offer to purchase, dated July 7, 2022, will be returned and will need to be tendered pursuant to the terms of the Offer as set forth in this Offer to Purchase. As of the date of this Offer to Purchase, the depository for the Previous Offer has no record or indication that any Shares or ADSs have been tendered pursuant to the Previous Offer.
You may direct questions and requests for assistance to Alliance Advisors, LLC, which is acting as the Information Agent for the Offer (“Alliance Advisors” or the “Information Agent”). The Information Agent’s address and telephone number appears on the back cover of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase and the Letter of Transmittal to the Information Agent.
The Information Agent for the Offer is:
Alliance Advisors, LLC
Offer to Purchase, dated July 19, 2022

IMPORTANT
You should read the information set forth in this Offer to Purchase and in the related Letter of Transmittal carefully, including the purpose and effects of the Offer. See Section 2. You should discuss whether to tender your Shares or Shares represented by ADSs with your broker and/or financial or tax advisor.
If you wish to tender all or any portion of your Shares or Shares represented by ADSs pursuant to the Offer, you must do one of the following before the Offer expires:
•
if you hold Shares or Shares represented by ADSs in your own name, follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions contained therein and deliver it, along with any required signature guarantees and any other documents required by the Letter of Transmittal, to Pacific Stock Transfer Company, the Depositary for the Offer (the “Depositary”);

•
if your Shares or Shares represented by ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each a “nominee”), you must contact the nominee and request that the nominee tender your Shares or Shares represented by ADSs for you;

•
if you are an institution participating in The Depository Trust Company (“DTC”), you must tender your Shares or Shares represented by ADSs according to the procedure for book-entry transfer described in Section 3;

•
if you are a holder of vested but unexercised stock options outstanding under the Company’s 2012 Employee Stock Option Plan or the 2019 Employee Stock Option Plan (together, the “Equity Plans”), you may, subject to the requirements of the Equity Plans and your award agreement, exercise such options and tender some or all of the Shares or Shares represented by ADSs issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide adequate time to validly tender any such Shares or Shares represented by ADSs in the Offer. Exercises of options cannot be revoked even if some or all of the Shares or Shares represented by ADSs received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason (see Sections 3 and 11); or

•
if you are a holder of RSUs outstanding under the Employee Restricted Stock Units Plan (the “RSU Plan”), you may tender the Shares or Shares represented by ADSs underlying such RSUs only if they have vested and you have received the underlying Shares or Shares represented by ADSs free of restrictions on the transfer of such Shares or Shares represented by ADSs.

Beneficial owners of Shares or Shares represented by ADSs should be aware that their nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares or Shares represented by ADSs through a nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Shares or Shares represented by ADSs in accordance with the procedures set forth in this Offer to Purchase.
NEITHER THE OFFEROR NOR MR. SOLONIN HAVE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THEIR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR ADSs. NEITHER THE OFFEROR NOR MR. SOLONIN HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER OFFER MATERIALS. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED HEREIN OR IN THE AFFAIRS OF THE

i

COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE OFFEROR, MR. SOLONIN, THE DEPOSITARY OR THE INFORMATION AGENT.

ii

iii

SUMMARY TERM SHEET
This summary term sheet is being provided for your convenience. In this Offer to Purchase, the term the “Company” refers to QIWI PLC, a company formed under the laws of Cyprus. The terms the “Offeror,” “we” and “us” refer to Dalliance Services Company, a corporation incorporated under the laws of the Marshall Islands, and wholly owned by Sergey Solonin, the Company’s controlling shareholder and chairman of the Company’s board of directors (the “Board”). We refer to the Company’s Class B ordinary shares, having a nominal value EUR 0.0005 per share, as each, a “Share,” and collectively, the “Shares,” and the Company’s American Depositary Shares, each representing a Share (each an “ADS” and collectively, the “ADSs”) This summary term sheet highlights only certain information contained in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”) because they contain the full details of the Offer. In this summary term sheet we have included references to the sections of this document where you will find a more complete discussion of the terms of the Offer.
Who is offering to purchase my Shares (including Shares represented by ADSs)?
Dalliance Services Company, a corporation incorporated under the laws of the Marshall Islands, and wholly owned by Sergey Solonin, the Company’s controlling shareholder and chairman of the Board.
Which class of the Company’s securities are being sought in the Offer?
The Offer is being made for the Company’s Shares and Shares represented by ADSs.
How many Shares (including Shares represented by ADSs)is the Offeror offering to purchase?
Upon the terms and subject to the conditions of the Offer, we are offering to purchase, at the Purchase Price of $2.50 per Share, 10,000,000 Shares (including Shares represented by ADSs) validly tendered in the Offer and not validly withdrawn, representing an aggregate purchase price of $25.0 million. Subject to the ability in accordance with the rules of the Securities and Exchange Commission (the “SEC”) to increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares (the “2% Option”), if the Offer is fully subscribed, we would purchase 10,000,000 Shares (including Shares represented by ADSs), which would represent approximately 19.1% of the Company’s issued and outstanding Shares as of April 29, 2022. If the Offer is fully subscribed and we availed ourselves of the 2% Option, we would purchase 11,045,989 Shares (including Shares represented by ADSs), which would represent approximately 21.1% of the Company’s issued and outstanding Shares as of April 29, 2022. The Company’s Shares outstanding as of April 29, 2022, do not include (i) Shares issuable upon exercise of existing stock options and settlement of existing RSUs or (ii) Shares that are reserved for future issuance under the Equity Plans or the RSU Plan.
We also expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of the Shares sought in the Offer, subject to applicable law. See Sections 1 and 15.
The Offer is not conditioned on any minimum number of Shares (including Shares represented by ADSs) being tendered by stockholders but is subject to certain other conditions. See Sections 7 and 9.
What is the purpose of the Offer?
On February 28, 2022, Nasdaq halted trading in the Company’s ADSs, significantly reducing the ability for stockholders of the Company to sell their Shares represented by ADSs. While the ADSs are also listed for trading on the MOEX, trading by non-Russian investors on MOEX has been significantly restricted (the “MOEX Restrictions”). Mr. Solonin, the Company’s controlling shareholder and chairman of the Board, through the Offeror, an entity wholly owned by Mr. Solonin, has decided to provide liquidity to the Company’s stockholders who otherwise do not have access to the ability to trade the Shares or Shares represented by ADSs because of the Trading Halt or the MOEX Restrictions through a tender offer to repurchase the Shares and Shares represented by ADSs. Mr. Solonin intends to hold the Shares acquired through the Offer for investment purposes. See Section 2.

Will the Offer cause the Company to no longer be a public company?
No. The Offer, if fully subscribed, will not reduce the number of beneficial owners of the Shares below the 300 person threshold of the SEC’s rules nor would the Offer reduce the number of beneficial owners of the Shares below the listing requirements of Nasdaq. Upon the completion of a fully subscribed Offer, we would purchase 10,000,000 Shares which would represent approximately 19.1% of the Company’s 52,299,453 issued and outstanding Shares (including 51,979,248 Shares which were represented by ADSs) as of April 29, 2022. Following a fully subscribed Offer, 42,299,453 Shares would remain outstanding (or 41,979,248 Shares represented by ADSs assuming only Shares represented by ADSs are tendered). Based on shareholder records available to us, the number of beneficial owners of the Shares and Shares represented by ADSs that would be issued and outstanding would be significantly above the SEC’s and Nasdaq’s respective ownership requirements.
Further, the Offer would not have the effect of allowing the Company, under the SEC’s rules, to terminate its obligations under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), due to a change in primary trading market or reduction in average daily trading volume. Based on our analysis, prior to the Trading Halt, the Offer, if completed for the full aggregate purchase price of $25.0 million, would not have reduced trading of the ADSs on Nasdaq such that Nasdaq would have ceased to be the primary trading market, nor would the average daily trading volume have been reduced to below the 5 percent threshold under the SEC’s rules. We have no indication that the Trading Halt will be lifted, but if it is, the Offer will not cause the effect of the Company to terminate its obligations under the Exchange Act with respect to trading levels on Nasdaq.
Is this the first step in a going private transaction?
No. This is not the first step in a going private transaction. Mr. Solonin believes in the benefits of the Company remaining a public company and has no desire or plans to conduct a going private transaction with the Company. Mr. Solonin, through the Offeror, an entity wholly owned by Mr. Solonin, has decided to provide liquidity to the Company’s stockholders through a tender offer to repurchase the Shares and Shares represented by ADSs and intends to hold the Shares acquired through the Offer for investment purposes.
Will Nasdaq’s Trading Halt of the Company’s ADSs limit my ability to participate in the Offer?
No. The Nasdaq Trading Halt of the ADSs will not limit your ability to participate in the Offer if you follow the procedures set forth herein for tendering your Shares and the Shares represented by ADSs. You may contact the Information Agent for the Offer for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
What is the Purchase Price for the Shares and what will be the form of payment?
The purchase price is $2.50 per Share (including Shares represented by ADSs), less any applicable withholding taxes and without interest (the “Purchase Price”). If your Shares (including Shares represented by ADSs) are purchased in the Offer, we will pay you the Purchase Price promptly after the expiration of the Offer. See Sections 1 and 5. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. We also expressly reserve the right, in our sole discretion, to change the Purchase Price, subject to applicable law.
How many Shares (including Shares represented by ADSs) will the Offeror purchase in the Offer?
We are offering to purchase up to 10,000,000 Shares (including Shares represented by ADSs). If more than 10,000,000 Shares (including Shares represented by ADSs) are validly tendered and not validly withdrawn, we will purchase all Shares (including Shares represented by ADSs) on a pro rata basis. If the Offer is fully subscribed, we would purchase 10,000,000 Shares and Shares represented by ADSs (subject to the 2% Option), which would represent approximately 19.1% of the Company’s issued and outstanding Shares as of April 29, 2022. The Company’s Shares outstanding as of April 29, 2022, do not include (i) Shares issuable upon exercise of existing stock options and settlement of existing RSUs or (ii) Shares that are reserved for future issuance under the Equity Plans or the RSU Plan. The Offer is not conditioned on any minimum number of Shares (including Shares represented by ADSs) being tendered, but is subject to certain other conditions. See Sections 1, 6 and 7.
We also expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of the Shares (including Shares represented by ADSs) sought in the Offer, subject to applicable law. See Sections 1 and 15.
Does the Offeror have the financial resources to make payment? How will the Offeror pay for the Shares?
The maximum aggregate purchase price of Shares repurchased in the Offer will be $25.0 million (or approximately $27.6 million if the Offeror avails itself of the 2% Option). Mr. Solonin has acquired considerable financial resources from the Company’s initial public offering and the dividends he has received as a shareholder of the Company. We, through Mr. Solonin, have the financial resources to make the payment and will fund the purchase of Shares in the Offer and pay the fees and expenses in connection with the Offer with available cash on hand from Mr. Solonin.
Is the Offeror’s financial condition relevant to my decision on whether to tender in the Offer?
No. We do not think that our financial condition, or the financial condition of Mr. Solonin, is relevant to your decision whether to tender Shares and Shares represented by ADSs and accept the Offer because:
•
the consummation of the Offer is not subject to any financing condition;

•
the Offer is being made for Shares and Shares represented by ADSs solely for cash; and

•
we, through Mr. Solonin, have sufficient funds available to purchase Shares and Shares represented by ADSs validly tendered and not properly withdrawn pursuant to the Offer in an amount up to $25.0 million (or approximately $27.6 million if the Offeror avails itself of the 2% Option), and the fees associated with the Offer. See Section 9.

Further, you as a current security holder of the Company are not making an investment decision to tender your Shares or otherwise remain a security holder of the Company with a new dominant or controlling shareholder. Mr. Solonin already holds Company securities representing 66.6% of the Company’s voting power and is therefore the current controlling security holder, not a prospective controlling security holder of the Company. If the Offer is completed and the full 10,000,000 Shares or Shares represented by ADSs is purchased, Mr. Solonin will beneficially own Company securities representing 73.0% of the Company’s voting power (or 73.6% of the Company’s voting power if an additional 1,045,989 Shares are purchased pursuant to the 2% Option). The substantive impact to Mr. Solonin’s control of the Company will remain unchanged; he will remain the controlling shareholder of the Company.
What percentage of the Shares (including Shares represented by ADSs) do you currently own?
Prior to the completion of the Offer, neither the Offeror nor Mr. Solonin owns any Shares or Shares represented by ADSs. Mr. Solonin holds 10,413,510 of the Company’s Class A ordinary shares, representing 66.6% of the Company’s voting power. If the Offer is completed and the full 10,000,000 Shares or Shares represented by ADSs is purchased, the Offeror will hold 10,000,000 of the Shares (including Shares represented by ADSs), representing 6.4% of the Company’s voting power, and Mr. Solonin will hold 10,413,510 of the Company’s Class A ordinary shares and beneficially own 10,000,000 of the Shares (including Shares represented by ADSs), together representing 73.0% of the Company’s voting power. If the Offeror were to avail itself of the 2% Option and the Offer was fully subscribed, 11,045,989 Shares or Shares represented by ADSs could be purchased, the Offeror would hold 11,045,989 of the Shares (including Shares represented by ADSs), representing 7.1% of the Company’s voting power, and Mr. Solonin will hold 10,413,510 of the Company’s Class A ordinary shares and beneficially own 11,045,989 of the Shares (including Shares represented by ADSs), together representing 73.6% of the Company’s voting power.
Have any holders already agreed to tender their Shares or Shares represented by ADSs in the Offer or to otherwise support the Offer?
No. No holder of Shares or Shares represented by ADSs has entered into an agreement requiring them to tender their Shares or Shares represented by ADSs into the Offer or to otherwise support the Offer.

How do I tender my Shares?
If you want to tender all or part of your Shares or Shares represented by ADSs, you must do one of the following before the applicable deadline set forth below:
•
if you hold Shares or ADSs in your own name, you must follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions contained therein and deliver it, along with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary;

•
if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your Shares or Shares represented by ADSs for you;

•
if you are an institution participating in DTC, you must tender your Shares or Shares represented by ADSs according to the procedure for book-entry transfer described in Section 3;

•
if you are a holder of vested but unexercised stock options outstanding under the Company’s Equity Plans, you may, subject to the requirements of the Equity Plans and your award agreement, exercise such options and tender some or all of the Shares or ADSs issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares or ADSs received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason (see Sections 3 and 11); or

•
if you are a holder of RSUs outstanding under the RSU Plan, you may tender the Shares underlying such RSUs only if they have vested and you have received the underlying Shares or ADSs free of restrictions on the transfer of such Shares or ADSs.

You may contact the Information Agent for the Offer for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
How do holders of vested but unexercised stock options for Shares participate in the Offer?
Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the requirements of the Equity Plans and your award agreement, and tender the Shares received pursuant to such exercise in accordance with the Offer. You should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the Purchase Price and the provisions for pro rata purchases described in Section 1 and other considerations you may consider to be relevant. We strongly encourage optionholders to discuss the Offer with their broker and/or financial or tax advisor.
If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to allow yourself adequate time to validly tender the Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.
May holders of RSUs participate in the Offer?
Holders of RSUs outstanding under the RSU Plan may not tender the Shares underlying such RSUs in the Offer unless and until the applicable RSUs have vested and the holder thereof has received the underlying Shares or ADSs free of restrictions on the transfer of such Shares or ADSs. See Section 3.

How long do I have to tender my Shares or Shares represented by ADSs and can the Offer be extended, amended or terminated?
You may tender your Shares and Share represented by ADSs until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on August 15, 2022, unless we extend it (such date and time, as it may be extended, the “Expiration Time”). See Section 1. If a nominee holds your Shares or Shares represented by ADSs, it is likely that it will require you to meet an earlier deadline for tendering into the Offer. We recommend that beneficial owners holding Shares or Shares represented by ADSs through nominees and wishing to participate in the Offer contact such nominees as soon as possible in order to determine the times by which such beneficial owners must take action in order to participate in the Offer. See Section 3.
We may choose to extend the Offer at any time and for any reason, subject to applicable laws.See Section 1. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance for payment of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend the Offer in our sole discretion or terminate the Offer in our reasonable discretion if one or more of the specified conditions to the Offer are not met prior to the Expiration Time, in each case subject to applicable law. If (1) we (a) make any change to the Purchase Price, (b) decrease the aggregate purchase price limit and thereby decrease the number of Shares (including Shares represented by ADSs) purchasable in the Offer, or (c) increase the aggregate purchase price limit and thereby increase the number of Shares (including Shares represented by ADSs) purchasable in the Offer by more than 2% of the Company’s outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in Section 1, the Offer will be extended until the expiration of such ten business day period. See Sections 7 and 15.
How will I be notified if the Offeror extends the Offer, amends the terms of the Offer or terminates the Offer?
If we extend the Offer, we will issue a press release announcing the extension and the new expiration time by 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Time. We will announce any amendment of the terms of the Offer or termination of the Offer by making a public announcement of the amendment or termination. See Section 1. If we extend the Offer, you may withdraw your Shares (including Shares represented by ADSs) until the Expiration Time, as extended. See Section 4.
Are there any guaranteed delivery procedures available with respect to the Offer?
No. There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Shares and Shares represented by ADSs in accordance with the procedures set forth in this Offer to Purchase.
Are there any conditions to the Offer?
Yes. Our obligation to accept for payment and pay for your tendered Shares (including Shares represented by ADSs) is subject to customary closing conditions. The Offer is not subject to any financing condition. In addition, the Offer is not conditioned on any minimum number of Shares (including Shares represented by ADSs) being tendered — the Offeror will (and Mr. Solonin will cause the Offeror to) accept for payment and purchase up to 10,000,000 Shares (including Shares represented by ADSs) regardless of the amount of Shares and Shares represented by ADSs validly tendered. See Section 7.
In addition, we will not purchase any Shares or Shares represented by ADS from stockholders of the Company that are currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”). Nor will any entity subject to Sanctions be eligible to participate in the tender offer whether acting as a shareholder, securities intermediary, participant in DTC (or another securities depositary or clearinghouse) or otherwise.

Is the Offeror or the Company the subject or target of Sanctions?
No. None of the Offeror, Sergey Solonin, or the Company is the subject or target of Sanctions.
How will the Offer affect the number of Shares outstanding and the number of record holders of the Company?
As of April 29, 2022, the Company had 52,299,453 issued and outstanding Shares, of which 51,979,248 were represented by ADSs. If the Offer is fully subscribed, subject to the 2% Option, we would purchase 10,000,000 Shares (including Shares represented by ADSs), which would represent approximately 19.1% of the Company’s issued and outstanding Shares as of April 29, 2022. The Shares outstanding as of April 29, 2021 do not include (i) Shares issuable upon exercise of existing stock options or settlement of existing RSUs or (ii) Shares that are reserved for future issuance under the Equity Plans or RSU Plan.
If any of the Company’s stockholders:
•
who hold Shares or ADSs in their own name as holders of record, or

•
who are “registered holders” as participants in the DTC system whose names appear on a security position listing,

tender their Shares or Shares represented by ADSs in full and that tender is accepted in full, the number of the Company’s record holders would be reduced. See Section 2.
What happens if more than 10,000,000 Shares (including Shares represented by ADSs)are tendered?
If more than 10,000,000 Shares (including Shares represented by ADSs) are validly tendered and not validly withdrawn, we will purchase Shares (including Shares represented by ADSs) on a pro rata basis. This means that we will purchase from you a number of Shares or Shares represented by ADSs calculated by multiplying the number you properly tendered by a proration factor. The proration factor will equal 10,000,000 divided by the total number of Shares (including Shares represented by ADSs) properly tendered by all holders. For example, if 20,000,000 Shares (including Shares represented by ADSs) are tendered, we will purchase 50% of the number of Shares (including Shares represented by ADSs) that you tender. We will make certain adjustments to avoid purchases of fractional Shares (including Shares represented by ADSs). For information about the terms of the Offer, see Section 1.
Once I have tendered Shares in the Offer, can I withdraw my tender?
Yes. You may withdraw any Shares (including Shares represented by ADSs) you have tendered at any time before 12:00 midnight, New York City time, at the end of the day on August 15, 2022, unless we extend the Offer, in which case you can withdraw your Shares (including Shares represented by ADSs) until the expiration of the Offer as extended. If we have not accepted for payment the Shares (including Shares represented by ADSs) you have tendered, pursuant to 14(d)(5) of the Exchange Act, you may also withdraw your Shares (including Shares represented by ADSs) at any time after 12:00 midnight, New York City time, at the end of the day on September 17, 2022, which is the 60th day after the date of the commencement of the Offer.
How do I withdraw Shares I previously tendered?
To withdraw tendered Shares (including Shares represented by ADSs), you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares (including Shares represented by ADSs). Your notice of withdrawal must specify your name, the number of Shares or Shares represented by ADSs to be withdrawn and the name of the registered holder of these Shares or Shares represented by ADSs, if different from the name of the person who tendered the Shares or Shares represented by ADSs. Some additional requirements apply if your Shares or Shares represented by ADSs have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares or Shares represented by ADSs by giving instructions to a nominee, you must instruct that nominee to arrange for the withdrawal of your Shares or Shares represented by ADSs.

What will happen to my Shares or Shares represented by ADSs if they are not purchased in the Offer?
The Depositary will return unpurchased Shares or Shares represented by ADSs promptly after the expiration or termination of the Offer by crediting the Shares or Shares represented by ADSs to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, without expense to the stockholder.
Has the Company or its Board adopted a position on the Offer?
The Company and its Board have not been involved in the Offer (other than responding to a small number of queries from the Offeror on factual matters) and have not expressed any position on the Offer. You must make your own decision as to whether to tender your Shares or Shares represented by ADSs and, if so, how many Shares or Shares represented by ADSs to tender. In so doing, you should read carefully the information set forth in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.See Section 2.
If I decide not to tender, how will the Offer affect my Shares or Shares represented by ADSs?
Stockholders who choose not to tender their Shares or Shares represented by ADSs will continue to hold Shares or Shares represented by ADSs following the completion of Offer. The market for Shares and Shares represented by ADSs may see a reduction in trading volume and thereby liquidity with increased beneficial ownership of the Shares by Mr. Solonin for as long as he continues to hold the Shares or the Shares represented by ADSs for investment purposes. While Nasdaq halted trading of the ADSs on February 28, 2022, with a Halted Price of $5.67, the Offeror does not have any indication that trading will resume on Nasdaq. Assuming Nasdaq lifts the Trading Halt, the number of Shares represented by ADSs actively traded on Nasdaq will be reduced as a result of the Offer and such a reduction could negatively impact the trading price of ADSs. A reduction in trading volume on Nasdaq could make selling the ADSs more difficult. See Section 2.
What is the recent market price of my Shares or Shares represented by ADSs?
On February 28, 2022, Nasdaq halted trading of the ADSs with a Halted Price of $5.67. The Offeror has no indication that Nasdaq will lift the Trading Halt and trading of the ADSs will resume. The ADSs are also listed for trading on MOEX, although trading by non-Russian investors on MOEX has been significantly restricted. The closing price of the Company’s ADSs on July 18, 2022 on MOEX was ₽284.5 per Share, or $5.03 per Share using the Central Bank of Russia’s exchange rate as of July 18, 2022 of ₽56.5616 to $1.00. The Offeror has no indication when the MOEX Restrictions will be lifted.
How was the Purchase Price for the Shares or Shares represented by ADSs determined?
Because non-Russian holders of Shares and Shares represented by ADSs cannot access trading on MOEX due to the Trading Restrictions and Nasdaq halted trading of the ADSs with a Halted Price of $5.67, the Offeror determined the Purchase Price of $2.50 per Share (including Shares represented by ADSs) based on a liquidity discount seen in recent market activity for similarly situated issuers of securities with (i) a nexus to the Russian Federation, (ii) securities listed on exchanges outside of the Russian Federation and (iii) similar trading halts or difficulties to that of QIWI in connection with the ongoing hostilities in Ukraine.
When and how will the Offeror pay for the Shares (including the Shares represented by ADSs) I tender?
Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares (including the Shares represented by ADSs) we purchase promptly after expiration of the Offer. We will announce the results of the Offer, including whether the Offeror has availed itself of the 2% Option and information about any expected proration on the business day following the Expiration Time. We will pay for the Shares accepted for payment by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your nominee) the payment for all your Shares accepted for payment. See Section 5.

Does the Offeror intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?
Rule 14e-5 of the Exchange Act prohibits us and our affiliates from purchasing any Shares (including the Shares represented by ADSs), other than pursuant to the Offer, until the expiration of the Offer.
Whether we or our affiliates make additional purchases after the conclusion of the Expiration Time will depend on many factors, including, without limitation, the number of Shares (including Shares represented by ADSs) that we purchase in the Offer, the Company’s business and financial performance and situation, the business and market conditions at the time, including the price of the Shares and the ADSs, and such other factors as we or our affiliates may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.
Will there be a subsequent offering period?
We do not currently anticipate that there will be a subsequent offering period.
What are the U.S. federal income tax consequences if I tender my Shares?
If you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for your Shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your Shares or Shares represented by the ADSs generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Internal Revenue Service (the “IRS”) Form W-9 included in the Letter of Transmittal (or other such form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to the stockholder pursuant to the Offer. See Sections 3 and 14.
We advise you to consult your tax advisor with respect to your particular situation.
Will I have to pay brokerage commissions if I tender my Shares?
If you are the record owner of your Shares or ADSs and you tender your Shares or Shares represented by the ADSs directly to the Depositary, you will not pay brokerage commissions or similar expenses. If you hold your Shares through a nominee and such nominee tenders your Shares or Shares represented by the ADSs on your behalf, that nominee may charge you a fee. You should consult with your nominee to determine whether any charges will apply. See Section 3.
Will I have to pay stock transfer tax if I tender my Shares?
We will pay all stock transfer taxes unless payment is made to, or if Shares or Shares represented by the ADSs not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered Shares or Shares represented by the ADSs are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.
Who do I contact if I have questions?
If you have any questions regarding the Offer, please contact the Information Agent, toll-free at 877-587-1963. Additional contact information for the Information Agent is set forth on the back cover page of this document. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, and other Offer materials from the Information Agent at the telephone number listed above or the address listed on the back cover of this Offer to Purchase.

INTRODUCTION
To the holders of the Company’s Common Stock:
Dalliance Services Company, a corporation incorporated under the laws of the Marshall Islands (the “Offeror,” “we” or “us”), and wholly owned by Sergey Solonin, the controlling shareholder and chairman of the board of directors of QIWI PLC, a company formed under the laws of Cyprus (the “Company”), invites the stockholders of the Company to tender up to 10,000,000 of the Company’s Class B ordinary shares having a nominal value EUR 0.0005 per share (each, a “Share,” and collectively, the “Shares”) and the Company’s Shares represented by American Depositary Shares, each representing a Share (each an “ADS” and collectively, the “ADSs”), for purchase by the Offeror in cash at a price of $2.50 per Share, less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions described in this Offer to Purchase, dated July 19, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in each case as may be amended or supplemented from time to time (collectively, the “Offer”).
We may not purchase all of the Shares (including Shares represented by ADSs) tendered because proration as described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if 10,000,000 Shares (including Shares represented by ADSs) or less are properly tendered and not properly withdrawn, we will purchase all Shares (including Shares represented by ADSs) properly tendered and not properly withdrawn prior to the Expiration Time. Shares (including Shares represented by ADSs) not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Time. See Section 1.
We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. See Section 1. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if 10,000,000 Shares are properly tendered and not properly withdrawn, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer (the “2% Option”). See Section 1.
If you are a holder of vested options, you may exercise your vested options and tender any of the Shares or Shares represented by ADSs issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Time to receive your Shares or Shares represented by ADSs in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES (INCLUDING SHARES REPRESENTED BY ADSs) BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
NONE OF THE OFFEROR, MR. SOLONIN, ALLIANCE ADVISORS LLC (THE “INFORMATION AGENT”), OR PACIFIC STOCK TRANSFER COMPANY (THE “DEPOSITARY”), OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES (INCLUDING SHARES REPRESENTED BY ADSs). NEITHER THE OFFEROR, MR. SOLONIN, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES (INCLUDING SHARES REPRESENTED BY ADSs) AND, IF SO, HOW MANY SHARES (INCLUDING SHARES REPRESENTED BY ADSs) TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.
We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 14.

As of April 29, 2022, the Company had 52,299,453 Shares issued and outstanding including 51,979,248 Shares represented by ADSs. If the Offer is fully subscribed, subject to the 2% Option, we would purchase 10,000,000 Shares (including Shares represented by ADSs), which would represent approximately 19.1% of the Company’s issued and outstanding Shares as of April 29, 2022. If the Offer is fully subscribed and we avail ourselves of the 2% Option, we would purchase 11,045,989 Shares (including Shares represented by ADSs), which would represent approximately 21.1% of the Company’s issued and outstanding Shares as of April 29, 2022. The Company’s Shares outstanding as of April 29, 2022, do not include Shares issuable upon exercise of any future stock options or settlement of future restricted stock units (“RSUs”) under the Company’s 2012 Employee Stock Option Plan and 2019 Employee Stock Option Plan (together, the “Equity Plans”) or Employee Restricted Stock Units Plan Purchase Plan (the “RSU Plan”), respectively. See Section 10.
If 10,000,000 Shares (including Shares represented by ADSs) or less are properly tendered and not properly withdrawn, we will purchase all Shares (including Shares represented by ADSs) tendered and not properly withdrawn prior to the Expiration Time. The Shares represented by ADSs are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “QIWI.” On February 28, 2022, trading in the Company’s ADSs on Nasdaq was halted (the “Trading Halt”) and the last reported sale price of the Company’s ADSs on Nasdaq was $5.67 per Share (the “Halted Price”). The Offeror has no indication that trading of the ADSs will resume on Nasdaq. The ADSs are also listed for trading on the Moscow Exchange (“MOEX”) under the symbol “QIWI.” Trading by non-Russian investors on MOEX has been significantly restricted (the “MOEX Restrictions”). The closing price of the Company’s ADSs on July 18, 2022 on MOEX was ₽284.5 per Share, or $5.03 per Share using the Central Bank of Russia’s exchange rate as of July 18, 2022 of ₽56.5616 to $1.00. The Offeror has no indication when the MOEX Restrictions will be lifted. See Section 8 and Section 10.
Appraisal rights are not available to the holders of Shares and Shares represented by ADSs in connection with the Offer.

THE OFFER
1.
Terms of the Offer; Proration

General Terms.   Upon the terms and subject to the conditions of the Offer, we will purchase in cash up to10,000,000 Shares (including Shares represented by ADSs), or if a lesser amount of Shares is validly tendered and not validly withdrawn, all Shares that are validly tendered and not validly withdrawn, at a price of $2.50 per Share, less any applicable withholding taxes and without interest.
The term “Expiration Time” means 12:00 midnight, New York City time, at the end of the day on August 15, 2022, unless we extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire.
We will announce the results of the Offer, including whether the Offeror has availed itself of the 2% Option and information about any expected proration on the business day following the Expiration Time.
The Offer is conditioned upon certain customary conditions described in Section 7. The Offer is not subject to any financing condition. In addition, the Offer is not conditioned on any minimum number of Shares (including Shares represented by ADSs) being tendered — the Offeror will (and Mr. Solonin will cause the Offeror to) accept for payment and purchase up to 10,000,000 Shares (including Shares represented by ADSs) regardless of the number of Shares (including Shares represented by ADSs) validly tendered. We expressly reserve the right from time to time to waive any of the conditions described in Section 7, to increase the Purchase Price or to make any other changes in the terms and conditions of the Offer.
We do not currently anticipate that there will be a subsequent offering period.
We may, in our sole discretion, extend the Offer at any time or from time to time. We might extend the Offer, for instance, if any of the conditions specified in Section 7 are not satisfied. If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the next business day following the previously scheduled Expiration Time.
If we extend the Offer, are delayed in our acceptance for payment of Shares (including Shares represented by ADSs), are delayed in payment after the time we accept for payment Shares (including Shares represented by ADSs) tendered in the Offer or are unable to accept Shares (including Shares represented by ADSs) for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares (including Shares represented by ADSs) on our behalf, and such Shares (including Shares represented by ADSs) may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4. However, our ability to delay the payment for Shares (including Shares represented by ADSs) that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to security holders and investor response. In accordance with the foregoing view of the SEC and Rule 14e-1, if, prior to the Expiration Time, we change the number of Shares (including Shares represented by ADSs) being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such change is first published, sent or given to security holders, the Offer will be extended at least until the expiration of such tenth business day.
For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.
The Offer is not conditioned upon any minimum number of Shares (including Shares represented by ADSs) being tendered. The Offer is subject to other conditions. See Section 7.
Upon the terms and subject to the conditions of the Offer, if less than 10,000,000 Shares (including Shares represented by ADSs) are validly tendered and not validly withdrawn, we will buy all Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer prior to the Expiration Time.
All Shares we acquire in the Offer (including Shares represented by ADSs) will be acquired at the same Purchase Price. However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn if more than 10,000,000 Shares (including Shares represented by ADSs) are validly tendered and not validly withdrawn. We will return Shares (including Shares represented by ADSs) tendered that we do not purchase because of the proration provisions to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.
The Offeror has requested the Company’s stockholder list and ADS holder list and security position listings for the purpose of disseminating the Offer to the Company’s stockholders and holders of ADSs. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and ADSs and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. Stockholders of the Company or any other entity subject to Sanctions will not be eligible to tender Shares or Shares represented by ADSs in the Offer.
Proration.   Upon the terms and subject to the conditions of the Offer, if 10,000,000 Shares (including Shares represented by ADSs) have been validly tendered and not validly withdrawn, we will, subject to applicable law, purchase such Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn on a pro rata basis. This means that we will purchase from you a number of Shares or Shares represented by ADSs calculated by multiplying the number you properly tendered by a proration factor. The proration factor will equal 10,000,000 divided by the total number of Shares (including Shares represented by ADSs) properly tendered by all holders. For example, if 20,000,000 Shares (including Shares represented by ADSs) are tendered, we will purchase 50% of the number of Shares (including Shares represented by ADSs) that you tender. We will make certain adjustments to avoid purchases of fractional Shares (including Shares represented by ADSs).
If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. The results of any proration will be announced by press release on the business day following the Expiration Time. After the Expiration Time, stockholders may obtain proration information from the Information Agent and also may be able to obtain the information from their brokers.

2.
Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer.   We intend to purchase up to 10,000,000 of the Company’s Shares in the Offer at the Purchase Price of $2.50 per Share. Subject to the 2% Option, if the Offer is fully subscribed, the Shares (including Shares represented by ADSs) would represent approximately 19.1% of the Company’s issued and outstanding Shares as of April 29, 2022. The Company’s Shares outstanding as of April 29, 2022, do not include (i) Shares issuable upon exercise of existing stock options or settlement of existing RSUs or (ii) Shares that are reserved for future issuance under the Equity Plan.
On February 28, 2022, Nasdaq halted trading in the Company’s ADSs, significantly reducing the ability for stockholders of the Company to sell their Shares represented by ADSs. Additionally, the ADSs are also listed on MOEX, but the MOEX Restrictions significantly limit the ability of non-Russian investors to sell their Shares represented by ADSs. Mr. Solonin, the Company’s controlling shareholder and chairman of the Board, through the Offeror, an entity wholly owned by Mr. Solonin, has decided to provide liquidity to the Company’s stockholders through a tender offer to repurchase the Shares and Shares represented by ADSs. Mr. Solonin intends to hold the Shares acquired through the Offer for investment purposes.
None of the Offeror, Mr. Solonin, the Depositary (as defined herein), or the Information Agent (as defined herein) makes any recommendation as to whether you should tender or refrain from tendering your Shares or Shares represented by ADSs. Neither the Offeror nor Mr. Solonin has authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares or Shares represented by ADSs and, if so, how many Shares or Shares represented by ADSs to tender.
Potential Benefits of the Offer.   The primary benefit for holders of Shares or Shares represented by ADSs is the ability to sell their Shares and Shares represented by ADSs, particularly for stockholders who do not have the ability to sell their Shares or Shares represented by ADSs as a result of the Trading Halt and the MOEX Restrictions. On February 28, 2022, Nasdaq halted trading in the Company’s ADSs, significantly reducing the ability for stockholders of the Company to sell their Shares represented by ADSs. Additionally, the ADSs are also listed on MOEX, but the MOEX Restrictions significantly limit the ability of non-Russian investors to sell their Shares represented by ADSs. Mr. Solonin, the Company’s controlling shareholder and chairman of the Board, through the Offeror, an entity wholly owned by Mr. Solonin, has decided to provide liquidity to the Company’s stockholders through a tender offer to repurchase the Shares and Shares represented by ADSs. Mr. Solonin intends to hold the Shares acquired through the Offer for investment purposes.
Potential Risks and Disadvantages of the Offer.   The Offer also presents some potential risks and disadvantages to the Company and stockholders who choose not to tender their Shares or Shares represented by ADSs, including the following:
•
Stockholders who choose not to tender their Shares or Shares represented by ADSs will continue to hold Shares or Shares represented by ADSs following the completion of Offer. Assuming the Trading Halt is lifted, the market for Shares and Shares represented by ADSs may see a reduction in trading volume and thereby liquidity with increased beneficial ownership of the Shares by Mr. Solonin for as long as he continues to hold the Shares or the Shares represented by ADSs for investment purposes. While Nasdaq halted trading of the ADSs on February 28, 2022, with a Halted Price of $5.67, the Offeror has no indication that trading will resume on Nasdaq. Assuming Nasdaq lifts the Trading Halt, the number of Shares represented by ADSs actively traded on Nasdaq will be reduced as a result of the Offer and such a reduction could negatively impact the trading price of ADSs. A reduction in trading volume on Nasdaq could make selling the ADSs more difficult.

•
The consummation of the Offer will increase the percentage of Mr. Solonin’s ownership of the Company and increase his percentage of the voting power of the Company from 66.6% to 73.0% (or 73.6% if the Offeror avails itself of the 2% Option). Mr. Solonin may have interests that are not consistent with stockholders who choose not to tender their Shares and Shares represented by ADSs.

•
Certain stockholders that continue to hold ADSs after the Offer may be dependent on the Offeror or another party to conduct further tender offers in order to sell their ADSs and the Shares represented thereby as long as the Trading Halt remains in place.

Certain Effects of the Offer.   Following the Offer, we expect the Company to remain a public company and the ADSs of the Company to remain listed on Nasdaq.
The Offer, if fully subscribed, will not reduce the number of beneficial owners of the Shares below the 300 person threshold of the SEC’s rules nor would the Offer reduce the number of beneficial owners of the Shares below the listing requirements of Nasdaq. Upon the completion of a fully subscribed Offer, we would purchase 10,000,000 Shares which would represent approximately 19.1% of the Company’s 52,299,453 issued and outstanding Shares (including 51,979,248 Shares which were represented by ADSs) as of April 29, 2022. Following a fully subscribed Offer, 42,299,453 Shares would remain outstanding (or 41,979,248 Shares represented by ADSs assuming only Shares represented by ADSs are tendered). Based on shareholder records available to us, the number of beneficial owners of the Shares and Shares represented by ADSs that would be issued and outstanding would be significantly above the SEC’s and Nasdaq’s respective ownership requirements.
Further, the Offer would not have the effect of allowing the Company, under the SEC’s rules, to terminate its obligations under the Exchange Act, due to a change in primary trading market or reduction in in average daily trading volume. Based on our analysis, prior to the Trading Halt, the Offer, if completed for the full aggregate purchase price of $25.0 million, would not have reduced trading of the ADSs on Nasdaq such that Nasdaq would have ceased to be the primary trading market, nor would the average daily trading volume have been reduced to below the 5 percent threshold under the SEC’s rules. We have no indication that the Trading Halt will be lifted, but if it is, the Offer will not cause the effect of the Company to terminate its obligations under the Exchange Act with respect to trading levels on Nasdaq. If the Company is eligible to terminate its obligations under the Exchange Act as of the date of this Offer to Purchase, or upon the completion of the Offer, it will be due to the effect of Trading Halt, not the effect of the completion of the Offer.
This is not the first step in a going private transaction. Mr. Solonin believes in the benefits of the Company remaining a public company and has no desire or plans to conduct a going private transaction with the Company. Mr. Solonin, through the Offeror, an entity wholly owned by Mr. Solonin, has decided to provide liquidity to the Company’s stockholders through a tender offer to repurchase the Shares and Shares represented by ADSs and intends to hold the Shares acquired through the Offer for investment purposes.
Stockholders who do not tender may be able to sell their non-tendered Shares and Shares represented by ADSs in the future on Nasdaq, if Nasdaq removes its Trading Halt, or otherwise, and may be able to sell their non-tendered Shares and Shares represented by ADSs at a price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell their Shares or Shares represented by ADSs in the future.
Other Plans.   As of the date of this Offer to Purchase, neither the Offeror nor Mr. Solonin have any plans, proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its material subsidiaries;

•
any purchase, sale or transfer of a material amount of the Company’s or its subsidiaries’ assets;

•
any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization;

•
any material change in the Company’s present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to change any material term of the employment contract of any executive officer;

•
any other material change in the Company’s corporate structure or business;

•
any class of the Company’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on Nasdaq;

•
the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company outside of arm’s-length regular way brokered trades in the course of ordinary trading activity or pursuant to previously enacted 10b5-1 plans; or

•
any changes in the Company’s Articles of Association, as amended to date, or other governing instruments or other actions that could impede the acquisition of control of the Company.

Nothing in the Offer will preclude the Offeror or Mr. Solonin from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although the Offeror and Mr. Solonin may not have any current plans that relate to or would result in any of the events discussed above, the Offeror and Mr. Solonin could consider from time to time, and could undertake or plan actions that relate to or could result in, one or more of these events. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares or Shares represented by ADSs resulting from such potential future events.
3.
Procedures for Tendering Shares

Valid Tender.   For a stockholder to make a valid tender of Shares (including Shares represented by ADSs) under the Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, and prior to the Expiration Time:
•
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees or an “agent’s message” (see “Book-Entry Transfer” below) and any other required documents; and

•
a book-entry confirmation of the delivery of tendered Shares (including Shares represented by ADSs) in accordance with the procedures for book-entry transfer described below (see “Book-Entry Transfer” below).

If a nominee holds your Shares or ADSs, it is likely they have an earlier deadline for you to act to instruct them to tender Shares or ADSs on your behalf. We urge you to contact your nominee to find out their applicable deadline.
The valid tender of Shares (including Shares represented by ADSs) by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.
Stockholders holding their Shares (including Shares represented by ADSs) in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact such nominee in order to tender their Shares (including Shares represented by ADSs). It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Stockholders who hold Shares (including Shares represented by ADSs) through a nominee are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender Shares (including Shares represented by ADSs) through the nominees and not directly to the Depositary.
Equity Plan; Stock Awards.   Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the requirements of the Equity Plans and your award agreement and tender the Shares (including Shares represented by ADSs) received pursuant to such exercise in accordance with the Offer. See the section titled “Valid Tender” above. Holders of vested but unexercised stock options should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, the Purchase Price and the provisions for pro rata purchases by us described in Section 1 and other considerations you may consider to be relevant. Please be advised that it is the optionholder’s responsibility to tender Shares (including Shares represented by ADSs) in the Offer to the extent such holder wants to participate. If you elect to exercise vested options and tender Shares (including Shares represented by ADSs) issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide you with adequate time to validly tender the Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares (including Shares represented by ADSs) received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. We encourage those holders to discuss the Offer with their broker and/or tax or financial advisor.
Restricted Stock Units.   Holders of RSUs under the RSU Plan may not tender the Shares (including Shares represented by ADSs) underlying such RSUs in the Offer unless and until such RSUs have vested and the holder thereof has received the underlying Shares (including Shares represented by ADSs) free of restrictions on the transfer of such Shares. Once Shares (including Shares represented by ADSs) underlying the RSUs have vested, and you have received the underlying Shares (including Shares represented by ADSs) free of restrictions on the transfer of such Shares, you may tender some or all of such Shares in the Offer, subject to the terms and conditions of the Offer.
Book-Entry Transfer.   We have been informed by the Bank of New York Mellon, the depositary of the ADS program, that none of the ADSs are certificated. For purposes of the Offer, the Depositary will establish an account for the Shares and ADSs at DTC within two business days after the date of this Offer to Purchase.
Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares or ADSs by causing the book-entry transfer facility to transfer those Shares or ADSs into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares or ADSs may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message and all other required documents, must in any case be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time.
The confirmation of a book-entry transfer of Shares or ADSs into the Depositary’s account at the book-entry transfer facility is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.
The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares or ADSs through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery.   The method of delivery of Shares or ADSs, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the sole election and risk of the tendering stockholder. Shares and ADSs will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
Letters of Transmittal must be received in the office of the Depositary by the Expiration Time of 12:00 midnight, New York City time, at the end of the day on August 15, 2022. Delivery of these documents to the Depositary’s P.O. Box on August 15, 2022, does not constitute receipt by the Depositary. Timeliness of receipt of all documents shall be determined by the Depositary in its sole discretion.
Signature Guarantees.   No signature guarantee will be required on a Letter of Transmittal for Shares if:
•
the “registered holder(s)” of those Shares or ADSs, as applicable, sign(s) the Letter of Transmittal and has not completed either the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•
those Shares or ADSs are tendered for the account of an “eligible institution.”

A “registered holder” of tendered Shares (including Shares represented by ADSs) will include any stockholder registered on the books of the Company’s transfer agent, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
Except as we describe above, all signatures on any Letter of Transmittal for Shares or ADSs tendered thereby must be guaranteed by an “eligible institution.” If the Shares or ADSs are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Shares or ADSs not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Shares or ADSs surrendered, then the Letter of Transmittal must be accompanied by appropriate stock powers, signed exactly as the name or names of the registered holders or owners are registered, with the signatures on the stock powers guaranteed as aforesaid.
In all cases, payment for Shares (including Shares represented by ADSs) tendered and accepted for payment in the Offer will be made only after timely confirmation of the book-entry transfer of the Shares and ADSs into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal, or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
Return of Unpurchased Shares or ADSs.   The Depositary will return unpurchased Shares or ADSs promptly after the expiration of the Offer or the valid withdrawal of the Shares, as applicable, by crediting the Shares or ADSs to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, without expense to the stockholder.
Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement.   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares or ADSs for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares or ADSs for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares or ADSs made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in Shares or Equivalent Securities at least equal to the Shares or ADSs being tendered within the meaning of Rule 14e-4 and (b) such tender of Shares or ADSs complies with Rule 14e-4.
A tender of Shares or ADSs made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares or ADSs tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Shares or ADSs tendered, all in accordance with the terms of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Shares (including Shares represented by ADSs) to be accepted, the price to be paid for Shares (including Shares represented by ADSs) and the validity, form, eligibility (including time of receipt) and acceptance for payment of any Shares or ADSs will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful, including, but not limited to, tenders from stockholders subject to Sanctions. We also reserve the right to waive, in our reasonable discretion, any conditions of the Offer prior to the Expiration Time with respect to all stockholders or any defect or irregularity in any tender with respect to any particular Shares or ADSs or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of Shares or ADSs will be deemed to have been properly made until all defects or irregularities relating thereto have been cured or waived. None of the Offeror, Mr. Solonin, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction.
U.S. Federal Income Tax Backup Withholding; Information Reporting.   Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a stockholder in the Offer must be withheld and remitted to the Internal Revenue Service the (the “IRS”) unless the stockholder provides its taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent), and certifies under penalties of perjury that such number is correct, or such stockholder otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the stockholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Certain stockholders (including, among others, most corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8BEN-E, as appropriate, or other applicable IRS Form W-8 (or a suitable substitute form), signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase.
In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to non-exempt stockholders.
Stockholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.
Non-U.S. Holders are advised to consult their tax advisors regarding the application of U.S. federal income tax withholding and information reporting, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
For further discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.
Any Shares or ADSs tendered in connection with the previously filed Issuer Tender Offer Statement on Schedule TO, filed on July 7, 2022, and amended on July 8, 2022, relating to the offer to purchase $25.0 million in value of the Shares and ADSs of the Company at price of not less than $2.20 and not greater than $2.70 per Share (the “Previous Offer”) pursuant to the terms of an offer to purchase, dated July 7, 2022, will be returned and will need to be tendered pursuant to the terms of the Offer as set forth in this Offer to

Purchase. As of the date of this Offer to Purchase, the depository for the Previous Offer has no record or indication that any Shares or ADSs have been tendered pursuant to the Previous Offer.
4.
Withdrawal Rights

You may withdraw Shares or ADSs that you have previously tendered under the Offer at any time prior to the Expiration Time. You may also withdraw your previously tendered Shares or ADSs pursuant to 14(d)(5) of the Exchange Act, at any time after 12:00 midnight, New York City time, at the end of the day on September 17, 2022, unless such Shares or ADSs have already been accepted for payment by the Offeror as provided in the Offer. Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.
For a withdrawal to be effective, a written notice of withdrawal must:
•
be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the Shares or ADSs to be withdrawn, the number of Shares or ADSs to be withdrawn and the name of the registered holder of the Shares or ADSs to be withdrawn, if different from the name of the person who tendered the Shares or ADSs.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares or ADSs in more than one group of Shares or ADSs, the stockholder may withdraw Shares or ADSs using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
If Shares or ADSs have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares or ADSs and otherwise comply with the book-entry transfer facility’s procedures.
Withdrawals of tenders of Shares or ADSs may not be rescinded, and any Shares or ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares or ADSs may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares or ADSs by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Offeror, Mr. Solonin, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of Shares (including Shares represented by ADSs) or are unable to purchase Shares (including Shares represented by ADSs) under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares or ADSs on our behalf, and such Shares or ADSs may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares (including Shares represented by ADSs) which we have accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares or ADSs tendered promptly after termination or withdrawal of a tender offer.
5.
Purchase of Shares (including Shares represented by ADSs) and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, the Offeror will (and Mr. Solonin will cause the Offeror to) accept for payment and pay for, and thereby purchase, up to 10,000,000 Shares (including Shares represented by ADSs) validly tendered and not withdrawn.

For purposes of the Offer, we will be deemed to have accepted for payment, subject to the proration provisions of the Offer, Shares (including Shares represented by ADSs) that are validly tendered and not withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares (including Shares represented by ADSs) for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, the Offeror will (and Mr. Solonin will cause the Offeror to) accept for payment and pay the Purchase Price for all of the Shares (including Shares represented by ADSs) accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Shares (including Shares represented by ADSs) tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:
•
a timely book-entry confirmation of the deposit of Shares or ADSs into the Depositary’s account at the book-entry transfer facility;

•
a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

•
any other required documents.

The Offeror will (and Mr. Solonin will cause the Offeror to) pay for Shares (including Shares represented by ADSs) purchased by depositing the aggregate purchase price for the Shares (including Shares represented by ADSs) with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. We will be deemed to have purchased Shares (including Shares represented by ADSs) under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the proration factor and (iii) deposit of the aggregate purchase price for the Shares (including Shares represented by ADSs).
In the event of proration, we will determine the proration factor and pay for those tendered Shares (including Shares represented by ADSs) accepted for payment promptly after the Expiration Time.
All Shares and ADSs tendered and not purchased, including Shares and ADSs not purchased due to proration, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares or ADSs, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the Purchase Price, including by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares (including Shares represented by ADSs) pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares (including Shares represented by ADSs) purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares or ADSs are to be registered in the name of, any person other than the registered holder, or if tendered Shares or ADSs are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.
Any tendering stockholder that fails to complete fully, sign and return to the Depositary (or other applicable withholding agent) the IRS Form W-9 included as part of the Letter of Transmittal (or an IRS Form W-8BEN, W-8BEN-E, or other applicable IRS Form W-8, if the tendering stockholder is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 24% of the gross proceeds paid to the stockholder paid pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the procedures for obtaining a refund from the IRS.
6.
Conditional Tender of Shares; Guaranteed Delivery

Conditional Tenders.   No alternative, conditional or contingent tenders will be accepted.

Guaranteed Delivery.   There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Shares and Shares represented by ADSs in accordance with the procedures set forth in this Offer to Purchase.
7.
Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares (including Shares represented by ADSs) being tendered. Our obligation to accept for payment and pay for your tendered Shares (including Shares represented by ADSs) depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, prior to the Expiration Time. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares (including Shares represented by ADSs) tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares (including Shares represented by ADSs) tendered, subject to applicable law, if, at any time on or after the commencement of the Offer and prior to the Expiration Time, any of the following events have occurred:
•
there has been instituted, pending or the Offeror has been definitively notified of any person’s intent to commence, or in the Offeror’s reasonable judgment there is a reasonable likelihood that any person intends to commence, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that, in our reasonable judgment, directly or indirectly:

•
challenges or seeks to challenge, makes illegal, or materially delays or otherwise directly or indirectly restrains, prohibits or otherwise materially affects the making of the Offer, the acquisition by us of some or all of the Shares (including Shares represented by ADSs) pursuant to the Offer, or any other matter relating to the Offer, which, in the reasonable judgment of the Offeror might materially adversely affect the Company or any of its subsidiaries or affiliates or the Offeror or any of its affiliates or the value of the Shares (including Shares represented by ADSs), or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer, which could reasonably be expected to prevent, adversely affect or materially delay consummation of the Offer;

•
seeks to make the purchase of, or payment of, some or all of the Shares (including Shares represented by ADSs) pursuant to the Offer illegal or results in a material delay in our ability to accept for payment or pay for some or all of the Shares (including Shares represented by ADSs);

•
materially impairs the contemplated benefits of the Offer to us or Mr. Solonin; or

•
could be expected to materially and adversely affect the Company’s or its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in the Offeror’s reasonable judgment, be expected to materially and adversely affect the Company or the Company’s subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of the Company or its subsidiaries’ business, including, but not limited to, the following:

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement or material escalation, on or after July 19, 2022, of war, armed hostilities or other international or national calamity, including, but not limited to, an escalation of hostilities between the Russian Federation and Ukraine any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after July 19, 2022 that in our reasonable judgment makes it inadvisable for us to proceed with the Offer) or an act of terrorism, directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•
any decrease of more than 15% in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on July 19, 2022, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of the Company, the Company’s subsidiaries and its affiliates, or on the benefits we expect to receive from the Offer;

•
a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that, in our reasonable judgment, could have a material adverse effect on the Company’s or its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or on the trading in the Shares (including the Shares represented by ADSs), or on the benefits we expect to receive from the Offer; or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
there has been any legislation amending the Code that has passed either the U.S. House of Representatives or the Senate or otherwise is pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect the Company or any of the Company’s subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of the Company’s or its subsidiaries’ business;

•
a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of its subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or the Company has entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•
we learn that:

•
any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the Company’s outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before July 19, 2022);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 19, 2022 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of the Company’s outstanding Shares;

•
any new group has been formed that beneficially owns more than 5% of the Company’s outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any Shares, or has made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of its respective assets or securities;

•
any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares (including Shares represented by ADSs) thereunder;

•
could be expected to prohibit, restrict or materially delay consummation of the Offer; or

•
otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of the Company or its subsidiaries;

•
any change or changes have occurred or the Offeror has been definitively notified of the possibility of a change in the Company or its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that are outside the direct or indirect control of Mr. Solonin and that, in our reasonable judgment, has or could reasonably be expected to have a material adverse effect on the Company or its subsidiaries, or on the benefits we expect to receive from the Offer; or

If any of the conditions referred to above is not satisfied, we may:
•
terminate the Offer and return all tendered Shares and ADSs to the tendering stockholders;

•
extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares and ADSs until the expiration of the Offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase Shares (including the Shares represented by ADSs) properly tendered and not properly withdrawn prior to the Expiration Time; or

•
delay acceptance for payment or payment for Shares (including the Shares represented by ADSs), subject to Exchange Act Rule 14e-1(c), which requires that we must pay the consideration offered or return the Shares (including the Shares represented by ADSs) tendered promptly after termination or withdrawal of the Offer.

The conditions referred to above may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time, subject to applicable law. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.
8.
Price Range of the Shares; Dividends

The ADSs are listed for trading on Nasdaq under the symbol “QIWI.” On February 28, 2022, trading in the Company’s ADSs on Nasdaq was halted and the last reported sale price of the Company’s ADSs on Nasdaq was $5.67 per Share. The Offeror has no indication that trading of the ADSs will resume on Nasdaq. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share represented by ADSs in U.S. dollars as reported on Nasdaq.

	High	Low
Fiscal Year 2020
First Quarter	$21.19	$8.62
Second Quarter	$18.10	$9.85
Third Quarter	$20.84	$15.48
Fourth Quarter	$17.52	$9.92
Fiscal Year 2021
First Quarter	$12.03	$9.69
Second Quarter	$11.37	$10.30
Third Quarter	$10.79	$7.96
Fourth Quarter	$9.75	$7.39
Fiscal Year 2022
First Quarter	$8.35	$5.67
Second Quarter	$5.67	$5.67
Third Quarter (through July 19, 2022)	$5.67	$5.67
The ADSs are also listed for trading on MOEX under the symbol “QIWI.” Trading by non-Russian investors on MOEX has been significantly restricted. The Offeror has no indication when such restrictions will be lifted. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share represented by ADSs in Russian Rubles as reported on MOEX.
	High	Low
Fiscal Year 2020
First Quarter	₽1,244.0	₽815.5
Second Quarter	₽1,551.5	₽1,177.5
Third Quarter	₽1,369.0	₽732.0
Fourth Quarter	₽927.0	₽ 739.0
Fiscal Year 2021
First Quarter	₽843.0	₽768.0
Second Quarter	₽795.0	₽583.0
Third Quarter	₽689.5	₽547.0
Fourth Quarter	₽626.5	₽300.0
Fiscal Year 2022
First Quarter	₽519.5	₽290.0
Second Quarter	₽335.0	₽270.5
Third Quarter (through July 18, 2022)	₽335.0	₽270.5
The closing price of the Company’s ADSs on MOEX was ₽284.5 per Share, or $5.03 per Share using the Central Bank of Russia’s exchange rate as of July 18, 2022 of ₽56.5616 to $1.00.

The Company has a history of paying dividends on the holders of Shares (including Shares represented by ADSs). The following table sets forth, for prior three fiscal years, the dividend paid in cash on a per Share basis:
Payment Date	Cash Amount
12/14/2021	$0.30
09/15/2021	$0.30
06/30/2021	$0.22
05/05/2021	$0.31
12/09/2020	$0.34
09/30/2020	$0.33
06/10/2020	$0.14
04/15/2020	$0.22
12/09/2019	$0.28
09/05/2019	$0.28
06/04/2019	$0.28

9.
Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate purchase price for the Shares (including the Shares represented by ADSs) purchased in the Offer will be $25.0 million (or approximately $27.6 million if the Offeror avails itself of the 2% Option). Mr. Solonin has acquired considerable financial resources from the Company’s initial public offering and the dividends he has received as a shareholder of the Company. We, through Mr. Solonin, have the financial resources to make the payment and expect to fund the purchase of Shares (including the Shares represented by ADSs) in the Offer and to pay the fees and expenses in connection with the Offer with available cash on hand from Mr. Solonin.
10.
Certain Information Concerning QIWI PLC

Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, Mr. Solonin, the Depositary or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Mr. Solonin, the Depositary and the Information Agent
The Company is leading provider of cutting-edge payment and financial services in Russia and the CIS. For over 20 years The Company have been at the forefront of fintech innovation to facilitate and secure digitalization of payments. QIWI’s mission is to connect its clients providing unique financial and technological solutions to make the impossible accessible and simple. QIWI offers a wide range of products through its main product families: QIWI payment and financial services ecosystem for merchants and B2C clients across various digital use cases, ROWI digital structured financial products for SME, Flocktory services in marketing automation and advertising technologies, Taxiaggregator SaaS platform for taxi companies and drivers, as well as several startup projects at various stages of development.
Availability of Reports and Other Information.   The Company is subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to the Company’s business, financial condition and other matters. Information, as of particular dates, concerning directors and executive officers, their remuneration, options granted to them, the principal holders of its securities and any material interest of these persons in transactions with the Company is disclosed by the Company in reports filed with the SEC. The SEC maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Company maintains a website at http://investor.qiwi.com containing the Company’s reports and additional information.

These website addresses are not intended to function as hyperlinks, and the information contained on the Company’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
11.
Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of April 29, 2022, there were 52,299,453 Shares outstanding. If the Offer is fully subscribed, subject to the 2% Option, we would purchase 10,000,000 Shares (including the Shares represented by the ADSs), which would represent approximately 19.1% of the Company’s issued and outstanding Shares as of April, 2022. The Shares outstanding as of April 29, 2022, do not include (i) Shares issuable upon exercise of existing stock options and settlement of existing RSUs or (ii) Shares that are reserved for future issuance under the Equity Plans.
As of April 29, 2022, the current directors and executive officers of the Company as a group (8 persons) beneficially owned an aggregate of 10,413,510 Class A ordinary shares and 181,638 Shares, collectively representing 66.7% of the total voting power of the Company’s outstanding capital stock. The Company’s directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. After termination of the Offer, the Company’s directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions or otherwise, at prices that may be more or less favorable than the Purchase Price to be paid to stockholders in the Offer.
The following table sets forth information with respect to the beneficial ownership of the Company’s shares of capital stock, as of April 29, 2022, by:
•
each of the Company’s directors and executive officers; and

•
each person known to us to own beneficially more than 5% of the Company’s ordinary shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that we believe the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.
The calculations in the table below are based on 10,413,522 class A ordinary shares and 52,299,453 Shares outstanding as of April 29, 2022, which comprise the Company’s entire issued and outstanding share capital as of that date. Class A ordinary shares have ten votes per share, and Class B shares have one vote per share.
Currently, none of the ordinary shares are held by U.S. holders. To our knowledge, as of April 29, 2022, a total of 51,979,248 Class B ordinary shares are held by one record holder in the United States, representing approximately 82.9% of the Company’s total outstanding shares and 33.2% of the total voting power of the Company’s outstanding shares. The holder is The Bank of New York Mellon, the depositary of the ADS program. None of the Company’s outstanding Class A ordinary shares are held by record holders in the United States. The number of beneficial owners of the ADSs in the United States is likely to be much larger than the number of record holders of the ordinary shares in the United States.

Directors and Executive Officers	Total Class A Shares	Total Class B Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at a General Meeting
Sergey Solonin	10,413,510	—	99.9%	—	66.6%
Marcus Rhodes	—	2,000	—	*	*
Alexey Marey	—	—	—	—	—
Alla Maslennikova	—	—	—	—	—
Tatiana Zharkova	—	—	—	—	—
Andrey Protopopov	—	143,700	—	*	*
Maria Shevchenko	—	—	—	—	—
Alexey Mashchenkov	—	35,938	—	*	*
All directors and executive officers as a group	10,413,510	181,638	99.9%		66.6%
Principal Shareholders:
Sergey Solonin	10,413,510	—	99.9%	—	66.6%
Public Joint-Stock Company «Otkritie Bank Financial Corporation»(1)	—	21,426,733	—	41.0%	13.7%

*
Represents beneficial ownership of less than 1%.

(1)
Based solely on the Schedule 13-D filed by Public Joint-Stock Company «Otkritie Bank Financial Corporation» with the Securities and Exchange Commission on June 7, 2018.

Recent Securities Transactions
Based on records available to the Offeror, neither the Company nor any of its directors, executive officers, affiliates or subsidiaries have effected any transactions involving Shares during the 60 days prior to July 19, 2022. Neither the Offeror, nor any of its directors or affiliates have effected any transactions involving Shares during the 60 days prior to July 19, 2022.
12.
Effects of the Offer on the Market for Shares; Registration under the Exchange Act

Stockholders who choose not to tender their Shares or Shares represented by ADSs will continue to hold Shares or Shares represented by ADSs following the completion of Offer. The market for Shares and Shares represented by ADSs may see a reduction in trading volume, and thereby liquidity, with increased beneficial ownership of the Shares or the Shares represented by ADSs by Mr. Solonin for as long as he continues to hold the Shares or the Shares represented by ADSs for investment purposes. While Nasdaq halted trading of the ADSs on February 28, 2022, with a Halted Price of $5.67, the Offeror has no indication that trading will resume on Nasdaq. Assuming Nasdaq lifts the Trading Halt, the number of Shares represented by ADSs actively traded on Nasdaq will be reduced as a result of the Offer and such a reduction could negatively impact the trading price of ADSs. A reduction in trading volume on Nasdaq could make selling the ADSs more difficult.
The Shares and ADSs are registered under the Exchange Act, which requires, among other things, that the Company furnishes certain information to its stockholders and the SEC. We believe that our purchase of Shares (including the Shares represented by ADSs) under the Offer pursuant to the terms of the Offer will not result in the Shares and ADSs becoming eligible for deregistration under the Exchange Act. See Section 7.
13.
Legal Matters; Regulatory Approvals

Except as otherwise disclosed herein, we are not aware of any present or proposed material agreements, arrangements, understandings or relationships between the Offeror, its directors and Mr. Solonin and the Company or any of its executive officers, directors, controlling persons or subsidiaries. We are not aware of any pending legal proceeding relating to the Offer. We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of the Shares and the Shares represented by ADSs by us or Mr. Solonin, as contemplated in this Offer to Purchase. Nor are we aware of the applicability of any anti-trust laws or margin requirements.
14.
Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences as of the date hereof to U.S. Holders and Non-U.S. Holders (each as defined below) of an exchange of Shares for cash pursuant to the Offer. The summary is based on the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, broker-dealers, insurance companies, cooperatives, certain former U.S. citizens or long-term residents, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons that acquired their Shares through the exercise of an employee stock option or otherwise as compensation (including upon conversion of vested RSUs, MSUs or PSUs), partnerships or other pass-through entities, or persons holding Shares through partnerships or other pass-through entities, or persons who hold Shares as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes). In addition, this discussion does not address the consequences of the alternative minimum tax, the Medicare tax on certain investment income, or any state, local or foreign tax consequences or any tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences. This summary assumes that stockholders hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.
As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and each partner in such partnership should consult its own tax advisor about the U.S. federal income tax consequences of a sale of Shares for cash pursuant to the Offer.
Each stockholder is advised to consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the Offer.
Characterization of Sale of Shares Pursuant to the Offer.   The sale of Shares by a U.S. Holder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a U.S. Holder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2)

of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).
The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in the Company if either (i) the U.S. Holder owns none of the Company’s Shares nor any other Company stock either actually or constructively immediately after the Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of the Company’s Shares nor any other Company stock immediately after the sale of Shares pursuant to the Offer and, with respect to Shares and any other Company stock constructively owned by the U.S. Holder immediately after the sale, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares and any other Company stock under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.
The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of the Company’s outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of the Company’s outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer.
Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. Except as described above with respect to certain waivers, a U.S. Holder must take into account not only the Shares that are actually owned by the U.S. Holder but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as Shares the U.S. Holder has an option to purchase.
Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests.
U.S. Holders are advised to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer. In addition, a U.S. Holder owning at least 5% of the Company’s outstanding Shares must comply with the reporting requirement of Treasury Regulation 1.302-2(b)(2).
Sale or Exchange Treatment.   Subject to the PFIC rules described below, if any of the above three Section 302 Tests is satisfied, and the sale of the Shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s tax basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder, reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.
Distribution Treatment.   If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without a reduction for the U.S. Holder’s tax basis of the Shares exchanged, and the tax basis of such exchanged Shares would be added to the tax basis of the U.S. Holder’s remaining Shares, if any. Provided that minimum holding period requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders generally will be eligible for reduced rates of U.S. federal income taxation. The amount of any distribution in excess of the Company’s current and accumulated earnings and profits would be treated as a return of capital to the U.S. Holder, with a corresponding reduction in such U.S. Holder’s tax basis in its Shares until reduced to zero, and then as capital gain from the sale or exchange of the Shares.
If a sale of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividends received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the disposition of their Shares.
We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.
Passive Foreign Investment Company Rules.   A non-U.S. corporation generally will be a PFIC, in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries in which it directly or indirectly own at least 25% pursuant to applicable “look-through” rules, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income. According the Company’s Annual Report on Form 20-F for the annual period ending December 31, 2021, the Company maintains substantial amounts of cash and cash equivalents in order to comply with certain Russian banking regulations. Its cash and cash equivalents were not maintained in such a manner that they can be treated as active assets for purposes of the PFIC tests. As such, it is likely that they were classified as a PFIC for the taxable year ended December 31, 2021. Nevertheless, the Company believes that it is an active business and does not intend to take the position that it was a PFIC in 2021, though there is no certainty in this regard.
If the Company were classified as a PFIC for any taxable year during which U.S. holders hold Shares (or any other equity interest), U.S. holders would be subject to special, adverse rules unless they have made either a “QEF” election or a “mark-to-market” election with respect to their Shares. Absent such elections, U.S. holders’ gain from the sale or other disposition of Shares, and “excess distributions” would be ordinary income. Such income would be taxed as if the gain or excess distribution had been realized ratably over the U.S. holders’ holding period and would be increased by a special interest charge. An excess distribution generally would be any distribution to a U.S. holder with respect to Shares during a single taxable year that is greater than 125% of the average annual distributions received by such U.S. holder with respect to Shares, during the three preceding taxable years or, if shorter, during his or her holding period. If the consideration received by a U.S. holder pursuant to the Offer is treated to any U.S. holder as a distribution from the Company as described above under “Distribution Treatment,” such distribution may constitute an excess distribution for this purpose. Each U.S. holder is strongly advised to consult their own advisor as to the impact of the PFIC rules on the exchange of the Shares held by such holder pursuant to the Offer.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Shares or Shares represented by ADSs that is not a United States person for U.S. federal income tax purposes.
In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on Shares or Shares represented by ADSs sold pursuant to the Offer unless:
•
the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis, the gain is attributable to a permanent establishment that such holder maintains in the United States; or

•
the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

“Effectively connected” gains that are recognized by a corporate Non-U.S. Holder also may be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.
Tax Considerations for Holders of Common Stock that Do Not Tender any Shares in the Offering
The Offer will have no U.S. federal income tax consequences to the Company’s stockholders that do not tender any Shares in the Offer.
Backup Withholding
See Section 3 with respect to the application of U.S. federal backup withholding.
15.
Certain Information Concerning the Offeror and Mr. Solonin

Offeror.   We are a corporation incorporated under the laws of the Marshall Islands in April 2017, and wholly owned by Sergey Solonin. Our principal executive offices are located at 5, Dimitraki Christodoulou, 3rd Floor, Flat/Office 303, P.C. 1035, Nicosia, Cyprus. Our business telephone number is +357 22 032793. Our principal business is serving as a holding company for Mr. Solonin.
We have a single director, Natallia Makarava, a position she has held since April 2017. Ms. Makarava’s principal occupation is Business Development Officer with Mevsoc Consultants Limited of Nicosia, Cyprus, a position she has held since January of 2015. Ms. Makarava studied economics and management at the Institute of Modern Knowledge in Minsk, Belarus from 1997 to 2001. Ms. Makarava is a citizen of Belarus. Ms. Makarava’s business telephone number is +357 22 032793. Ms. Makarava’s business address is 5, Dimitraki Christodoulou, 3rd Floor, Flat/Office 303, P.C. 1035, Nicosia, Cyprus.
Our secretary is Officy Secretarial Services Limited, a limited company incorporated in Cyprus. We have no other executive officers.
Mr. Solonin.   Sergey Solonin has served as a director of the Company since December 2010 and as chairman of the Company’s Board since January 2020. He served as the Company’s chief executive officer from October 2012 to January 2020. Mr. Solonin is an entrepreneur and has over 15 years of experience in the payment services and banking industries. Mr. Solonin is also a member of the Investment Committee of Venture Fund of Skolkovo — IT I since June 2017, and a member of the Expert Committee of Vnesheconombank since October 2017. Mr. Solonin graduated from All-Russian Distance-Learning Institute of Finance and Economics (now part of Financial University under the Government of the Russian Federation) in 1996 with a degree in economics. Mr. Solonin is a citizen of Russia and resident of Cyprus. Mr. Solonin’s business telephone number is +357 22 032793. Mr. Solonin’s business address is Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus.
Prior to the completion of the Offer, neither we nor Mr. Solonin own any Shares or Shares represented by ADSs. Mr. Solonin holds 10,413,510 of the Company’s Class A ordinary shares, representing 66.6% of the Company’s voting power. If the Offer is completed and the full 10,000,000 Shares or Shares represented by ADSs is purchased, we will hold 10,000,000 of the Shares (including Shares represented by ADSs), representing 6.4% of the Company’s voting power, and Mr. Solonin will hold 10,413,510 of the Company’s

Class A ordinary shares and beneficially own 10,000,000 of the Shares (including Shares represented by ADSs), together representing 72.9% of the Company’s voting power. If the Offeror were to avail itself of the 2% Option and the Offer was fully subscribed, 11,045,989 Shares or Shares represented by ADSs could be purchased, the Offeror would hold 11,045,989 of the Shares (including Shares represented by ADSs), representing 7.1% of the Company’s voting power, and Mr. Solonin will hold 10,413,510 of the Company’s Class A ordinary shares and beneficially own 11,045,989 of the Shares (including Shares represented by ADSs), together representing 73.6% of the Company’s voting power.
During the past five years, neither we, Ms. Makarava, nor Mr. Solonin, nor to our knowledge our secretary, Officy Secretarial Services Limited, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
Past Contacts, Transactions, Negotiations and Agreements.   Mr. Solonin has been elected to the Company’s Board every year since 2010 and has served as chairman of the Board since January 2020 and has received remuneration for his services in such capacity. Mr. Solonin has also received dividends from the Company as a stockholder of the Company. Other than as described in the preceding two sentences, neither the Offeror nor Mr. Solonin has engaged in transactions or significant corporate events with the Company in the past two years.
16.
Fees and Expenses

We have retained Alliance Advisors, LLC to act as Information Agent and Pacific Stock Transfer Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender Shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof.
17.
Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.
We and Mr. Solonin have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. You may also read and copy any document filed by us and/or Mr. Solonin with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC’s website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Offer. None of the Offeror, Mr. Solonin, the Information Agent of the Depositary have authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by the Offeror, Mr. Solonin, the Depositary or the Information Agent.
July 19, 2022

The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder of the Company or their bank, broker, dealer, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Pacific Stock Transfer Company
Attn: Corporate Services Company
6725 Via Austi Parkway, Suite 300
Las Vegas, NV 89119
Phone: 800-785-7782
Email: info@pacificstocktransfer.com
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions and requests for assistance may be directed to the Information Agent at the telephone number and locations listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Alliance Advisors, LLC
200 Broadacres Drive
Bloomfield, New Jersey 07003
Call Toll-Free: 877-587-1963
Email: QIWI@allianceadvisors.com